Exhibit 99.1

Contact:	Mark A. Kopser Executive Vice President and Chief Financial Officer (972) 713-3500
UNITED SURGICAL PARTNERS INTERNATIONAL
ANNOUNCES FIRST QUARTER 2008 RESULTS
Highlights:
•	Added five facilities
•	Same-facility revenue growth of 8%
•	Revenues under management grew 17%
Dallas, Texas (May 5, 2008) — United Surgical Partners International, Inc. (“USPI”) today announced results for the quarter ended March 31, 2008.
Background — Going Private Transaction
     On April 19, 2007, USPI consummated a merger pursuant to which USPI became a wholly owned subsidiary of an investor group led by Welsh, Carson, Anderson & Stowe X, L.P. (“WCAS”) and members of USPI’s senior management. As a result of the merger, USPI’s assets and liabilities were adjusted to their fair value as of the closing date, resulting in higher amortization expense in periods following the merger. USPI also experienced a significant increase in aggregate outstanding indebtedness (increase of approximately $800 million) due to financing associated with the merger, resulting in higher interest expense in periods following the merger. Additionally, certain costs associated with the merger are reflected in the 2007 statement of income. Therefore, the financial statements for the periods before and after the merger are not comparable. Because the merger took place on April 19, 2007, USPI’s results are split between Predecessor Company (dates prior to April 19, 2007) and Successor Company (dates on or after April 19, 2007).
Financial Results — Revenue & Operating Income
     For the quarter ended March 31, 2008, net revenues were $167.2 million, up 3% from $161.8 million in the prior year period. Operating income from continuing operations for the first quarter was $50.9 million, up 25% from $ 40.8 million for the prior year period. Operating income increased 11% after adjusting for unusual items in both periods.
     Company-wide same-facility net revenue for the first quarter increased 8% over the prior year period. This increase was a result of net revenue per case growth of 7% with only slight case growth for the quarter. Same-facility revenue growth exceeded company-wide revenue growth due to the success of the Company’s facilities in joint ventures with health systems that are generally not consolidated.
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United Surgical Partners Announces First Quarter 2008 Results

May 5, 2008
     Operating income margin increased from 25.2% in the prior year period to 30.4% in the first quarter of 2008. The table below normalizes 2008 and 2007 operating income and operating income margins for unusual year-over-year items.

	First Quarter
			%
($in 000s)	2008	2007	Change

Revenue	$167,172	$161,770	3%
Operating income	$50,897	$40,841
As a percent of revenue	30.4%	25.2%
Unusual Items:
WCAS deal costs	$(2)	$3,468
WCAS management fee	499	—
Equity compensation	986	2,818

Operating income, as adjusted	$52,380	$47,127	11%

As a percent of revenue	31.3%	29.1%
     Company-wide operating margins were up primarily due to improvement in margins in the U.K. hospitals (U.K. hospital margins were up 220 basis points). U.S. same-facility margins were lower by 240 basis points, primarily because the Company’s U.S. hospital margins were lower by 900 basis points. This decrease was a result of expansion projects that reduced margins at three U.S. hospitals and the remaining hospitals experiencing lower case volumes in the first quarter as compared with the prior year. Margins at the Company’s ambulatory surgery centers increased 20 basis points.
Cash Flow
     Cash flows from operating activities for the first quarter totaled $19.6 million, compared with $34.3 million for the prior year period. The decline in cash flows from operating activities compared with the first quarter of 2007 was primarily due to timing differences in both cash advances and cash distributions from unconsolidated centers. The combined effect of these timing differences was $15 million. During the first quarter, the Company and its consolidated subsidiaries invested approximately $3.1 million in maintenance capital expenditures, $8.1 million to acquire land adjacent to a U.K. hospital, and an additional $1.1 million to develop new facilities and expand existing facilities.
Acquisitions & Development
     The Company added five facilities in the first quarter; three de novo facilities and two acquisitions. In addition, the Company acquired additional ownership in three facilities in St. Louis and sold its interest in one facility. In 2008, the Company expects to add 12 to 15 facilities.
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United Surgical Partners Announces First Quarter 2008 Results

May 5, 2008
     Commenting on the results, William H. Wilcox, United Surgical Partners International’s chief executive officer, said, “I am pleased that we increased revenues under management by 17% and have been able to increase company-wide operating income and operating income margins, in spite of flat case growth in the U.S.”
     The live broadcast of United Surgical Partners International’s first quarter conference call will begin at 10:00 a.m. Eastern Time on May 6, 2008. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.unitedsurgical.com or at www.earnings.com. Additional financial information pertaining to United Surgical Partners International may be found by visiting the Investor Relations section of the Company’s website.
     United Surgical Partners International, headquartered in Dallas, Texas, currently has ownership interests in or operates 158 surgical facilities. Of the Company’s 155 domestic facilities, 94 are jointly owned with not-for-profit healthcare systems. The Company also operates three facilities in London, England.
     The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) reduction in reimbursement from payors to healthcare providers; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) geographic concentrations of certain of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; (vii) the Company’s significant leverage; and (viii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
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United Surgical Partners Announces First Quarter 2008 Results

May 5, 2008
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except number of facilities)

	Three Months Ended
	March 31,
	2008	2007
	Successor(1)	Predecessor
Revenues	$167,172	$161,770
Equity in earnings of unconsolidated affiliates	11,048	8,504
Operating expenses:
Salaries, benefits and other employee costs	47,874	45,421
Medical services and supplies	29,481	29,050
Other operating expenses	28,264	27,055
General and administrative expenses	10,430	11,508
Transaction costs	(2)	3,468
Provision for doubtful accounts	1,852	2,697
Depreciation and amortization	9,424	10,234

Total operating expenses	127,323	129,433

Operating income	50,897	40,841
Interest expense, net	(21,310)	(7,182)
Other	1,068	55

Income before minority interests	30,655	33,714
Minority interests in income of consolidated subsidiaries	(15,406)	(15,772)

Income from continuing operations before income taxes	15,249	17,942
Income tax expense	(7,577)	(9,046)

Income from continuing operations	7,672	8,896
Discontinued operations, net of tax	49	(236)

Net income	$7,721	$8,660

Supplemental Data:
Facilities operated at period end	159	148

(1)	On April 19, 2007, USPI merged with a subsidiary of USPI Group Holdings, Inc. (“Parent”) and became a wholly owned subsidiary of Parent, which in turn is owned by a group of investors led by Welsh Carson and members of USPI’s senior management. USPI’s financial position and results of operations prior to the merger are presented separately in the consolidated financial statements as “Predecessor” financial statements. Due to the revaluation of assets and liabilities as a result of purchase accounting associated with the merger, the pre-merger financial statements are not comparable with those after the merger.
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United Surgical Partners Announces First Quarter 2008 Results

May 5, 2008
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	Dec. 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$105,751	$76,758
Accounts receivable, net of allowance for doubtful accounts of $11,526 and $12,721, respectively	58,825	59,557
Other receivables	13,618	8,974
Inventories	9,568	9,495
Other	20,524	20,056

Total current assets	208,286	174,840
Property and equipment, net	230,915	229,039
Investments in affiliates	281,330	267,357
Intangible assets, net	1,587,462	1,590,820
Other	26,677	15,337

Total assets	$2,334,670	$2,277,393

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,837	$22,982
Accrued expenses and other	173,254	139,116
Current portion of long-term debt	27,480	25,311

Total current liabilities	221,571	187,409
Long-term debt	1,070,416	1,072,751
Other liabilities	141,390	127,364

Total liabilities	1,433,377	1,387,524
Minority interests	85,580	83,063
Common stockholders’ equity	815,713	806,806

Total liabilities and stockholders’ equity	$2,334,670	$2,277,393

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United Surgical Partners Announces First Quarter 2008 Results

May 5, 2008
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Key Operating Statistics

	Three Months Ended
	March 31,
			%
	2008	2007	Change
	Successor	Predecessor
Same-facility statistics: (1)
United States (2)
Unconsolidated facilities cases	97,144	92,575	4.9%
Consolidated facilities cases	62,525	66,402	(5.8%)

Total facility cases	159,669	158,977	0.4%

Unconsolidated net revenue/case	$2,183	$1,987	9.9%
Consolidated net revenue/case	$1,756	$1,721	2.0%
Total net revenue/case	$2,015	$1,876	7.4%
Unconsolidated net revenue (in 000s)	$212,042	$183,971	15.3%
Consolidated net revenue	109,768	114,284	(4.0%)

Total net revenue	$321,810	$298,255	7.9%

Facility operating income margin	24.8%	27.2%	(240)
United Kingdom
Adjusted admissions	5,897	5,269	11.9%
Net revenue/adjusted admission	$5,507	$5,359	2.8%
Net revenue/adjusted admission (at constant currency translation rates) (3)	$5,507	$5,428	1.5%
Net revenue (in 000s)	$32,475	$28,239	15.0%
Facility operating income margin (4)	27.0%	24.8%	220
Other:
Total revenues under management	$396,496	$338,827	17.0%
Total consolidated facilities	60	64

(1)	Excludes facilities in their first year of operations. Except where noted, includes facilities accounted for under the equity method as well as consolidated facilities.

(2)	Statistics are included in both periods for current year acquisitions.

(3)	Calculated using first quarter 2008 exchange rates. The Company believes net revenue per adjusted admission is an important measure of the United Kingdom operations and that using a constant currency translation rate more accurately reflects the trend of the business.

(4)	Calculated as operating income divided by net revenue.
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